Exhibit 3.1

CERTIFICATE OF INCORPORATION

or

BETA ACQUISITION CORP.

1. The name of the corporation is at Acquisition Corp.

2. The address or the corporation's registered office in the State of Delaware is 15 E. North Street, in the City of Dever, County of Kent 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.

3. The purpose of the corporation i.e to engage in any lawful act or activity for which corporations may be organized under the General corporation Law at tne State of Delaware.

4. The total number of shares of stock which the corporation has authority to issue is one thousand five hundred (1,500) shares of common stock without par value.

5. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's a duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benifit.

6. The board of directors of the corporation has the power to adopt, amend or repeal the by-laws of the corporation.

7.The name of the incorporator is Nell J. Mohn and her mailing address is 3400 Marine Midland Center, Buffalo, New York 14203.

I, the undersigned incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the state of Delaware, hereby make this Certificate of Incorporation this 10th day of March, 1994, and certify that it is my act and deed and that the facts herein are true.

/s/ Nell J. Mohn
Nell J. Mohn, Incorporator